Exhibit 99.1

[Letterhead of Commerce & Finance Law Offices]

[•, 2005]

Baidu.com, Inc.

12/F, Ideal International Plaza

No. 58 West-North 4th Ring

Beijing 100080, People’s Republic of China

Dear Sirs:

We are qualified lawyers of the People’s Republic of China (“PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as PRC counsel for Baidu.com, Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on •, 2005, relating to the offering (“Offering”) by the Company and certain selling shareholders of the Company a certain number of American Depositary Shares (“ADSs”), each of which represents • common shares, par value US$• per share, of the Company and (ii) the Company’s proposed listing of its ADSs on the Nasdaq National Market. We have been requested to give this opinion on, inter alia, the legal ownership structure of Baidu Online Network Technology (Beijing) Co., Ltd. (“Baidu Online”) and Beijing Baidu Netcom Science and Technology Co., Ltd. (“Baidu Netcom”, and together with Baidu Online, the “PRC Group Companies”), and the legality and validity of the arrangements under the relevant agreements referenced in Schedule 1 hereto (the “Restructuring Agreements”) among Baidu Online, Baidu Netcom and shareholders of Baidu Netcom, as applicable.

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion, including and without limitation to, copies of the documents set out in Schedule 1.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the documents as they were presented to us up to the date of this legal opinion and that none of the documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the Agreements.

Exhibit 99.1

As used herein, (a) “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province); (b) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications and licenses; (c) “Material Adverse Effect” means a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and the PRC Group Companies taken as a whole; and (d) “Governmental Agencies” means any court or governmental agency or body of any stock exchange authorities; (e)”Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Based on the foregoing, we are of the opinion that:

(i) Baidu Online has been duly incorporated and is validly existing as a wholly-foreign owned enterprise with limited liability under the PRC Laws and its business license is in full force and effect; Baidu Online has been duly qualified as a foreign invested enterprise; all of the equity interests of Baidu Online are owned by the Baidu Holdings Limited (“Baidu Holdings”) and such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right; the articles of association of Baidu Online comply with the requirements of applicable PRC Laws and are in full force and effect; Baidu Online has full power and authority (corporate and other) and all Governmental Authorizations required for the ownership or lease of property by it and the conduct of its business and has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Prospectus;

(ii) Baidu Netcom has been duly incorporated and is validly existing as a limited liability company under the PRC Laws and its business license is in full force and effect; 75% and 25% of the equity interest of Baidu Netcom are owned by Yanhong Li and Yong Xu (collectively, the “Controlling Shareholders”), respectively, to the best of our knowledge after due and reasonable inquiries, except for the Amended and Restated Equity Pledge Agreement among Yanhong Li, Yong Xu and Baidu Online dated March 22,2005, the Amended and Restated Option Agreement (the “Option Agreement”) among Yanhong Li, Yong Xu, Baidu Online and Baidu Netcom dated March 22, 2005, the Amended and Restated Loan Agreement among Yanhong Li, Yong Xu and Baidu Online dated March 22,2005 and the Power of Attorney respectively issued by Yanhong Li and Yong Xu and Baidu Online dated March 22, 2005, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right; each of the Controlling Shareholders is

Exhibit 99.1

a PRC citizen; all of the registered capital of Baidu Netcom has been fully paid; Baidu Netcom has full power and authority (corporate and other) and, except as disclosed in the Prospectus, has all Governmental Authorizations required for the ownership or lease of property by Baidu Netcom and the conduct of its business and has the legal right and authority to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Prospectus;

(iii) Neither Baidu Online nor Baidu Netcom owns any real property; and all real property and buildings held under lease by Baidu Online or Baidu Netcom are held by them under valid, subsisting and enforceable leases;

(iv) The ownership structure of Baidu Online and Baidu Netcom as set forth in the Prospectus under the caption “Corporate Structure”, complies with, and immediately after the Offering, will comply with current PRC Laws;

(v) Baidu Online has the corporate power to enter into and perform its obligations under each of the Restructuring Agreements to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the Restructuring Agreements to which it is a party; and each of the Restructuring Agreements to which Baidu Online is a party constitutes a valid and legally binding obligation of Baidu Online, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(vi) Baidu Netcom has the corporate power to enter into and perform its obligations under each of the Restructuring Agreements to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the Restructuring Agreements to which it is a party; and each of the Restructuring Agreements to which Baidu Netcom is a party constitutes a valid and legally binding obligation of Baidu Netcom, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(vii) Each of the Controlling Shareholders has executed and delivered each of the Restructuring Agreements to which he is a party; and each of the Restructuring Agreements to which each of the Controlling Shareholders is a party constitutes a valid and legally binding obligation of each of the Controlling Shareholders, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

Exhibit 99.1

(viii) The execution and delivery by Baidu Online of, and the performance by Baidu Online of its obligations under, each of the Restructuring Agreements to which it is a party and the consummation by Baidu Online of the transactions contemplated therein will not: (A) to the best of our knowledge after due and reasonable inquiries, conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC Laws to which Baidu Online is a party or by which Baidu Online is bound or to which any of the properties or assets of Baidu Online is bound or to which any of the properties or assets of Baidu Online is subject, except for such conflict, breach, violation or default would not have a Material Adverse Effect; (B) result in any violation of the provisions of the articles of association, business license of Baidu Online; (C) result in any violation of any of the PRC Laws; or (D) as to the Company and Baidu Holdings, conflict with or result in a breach or violation of any of the terms or provisions of any agreement known to us and governed by PRC Laws to which they are expressed to be a party or which is binding on them or any of their assets;

(ix) The execution and delivery by Baidu Netcom of, and the performance by Baidu Netcom of its obligations under, each of the Restructuring Agreements to which it is a party and the consummation by Baidu Netcom of the transactions contemplated therein will not: (A) to the best of our knowledge after due and reasonable inquiries, conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument and governed by the the PRC Laws to which Baidu Netcom is a party or by which Baidu Netcom is bound or to which any of the properties or assets of Baidu Netcom is bound or to which any of the properties or assets of Baidu Online is subject, except for such conflict, breach, violation or default would not have a Material Adverse Effect; (B) result in any violation of the provisions of the articles of association, or business license of Baidu Netcom; (C) result in any violation of any of the PRC Laws; or (D) as to the Company and Baidu Holdings, conflict with or result in a breach or violation of any of the terms or provisions of any agreement known to us and governed by PRC Laws to which they are expressed to be a party or which is binding on them or any of their assets;

(x) The execution and delivery by each of the Controlling Shareholders of, and the performance by each of the Controlling Shareholders of his obligations under the Restructuring Agreements to which each of the Controlling Shareholders is a party and the consummation by each of the Controlling Shareholders of the transactions contemplated therein will not result in any violation of any of the PRC Laws;

(xi) Each Restructuring Agreement is, and all the Restructuring Agreements taken as a whole are, legal, valid, enforceable and admissible as evidence under PRC Laws and is binding on the persons expressed to the parties thereto;

Exhibit 99.1

(xii) Each of the Restructuring Agreements is in proper legal form under the PRC Laws for the enforcement thereof against each of Baidu Online, Baidu Netcom and the Controlling Shareholders, as the case may be, in the PRC without further action by any of Baidu Online or Baidu Netcom or the Controlling Shareholders; and to ensure the legality, validity, enforceability or admissibility in evidence of each of the Restructuring Agreements in the PRC, all required filings and recordings in respect of the Restructuring Agreements with any Government Agency have been performed, and it is not necessary that any stamp or similar tax be paid on or in respect of any of the Restructuring Agreements;

(xiii) Except as described in the Prospectus, each of Baidu Online and Baidu Netcom has all necessary Governmental Authorizations of and from, and has made all declarations and filings with, all governmental agencies to own, lease, license and use its properties, assets and conduct its business in the manner described in the Prospectus and such Governmental Authorizations contain no materially burdensome restrictions or conditions not described in the Prospectus other than the annual inspection conducted by relevant government authorities; To the best of our knowledge, except as described in the Prospectus, neither Baidu Online nor Baidu Netcom has any reason to believe that any regulatory body is considering modifying, suspending or revoking any such Governmental Authorizations and each of Baidu Online and Baidu Netcom is in compliance with the provisions of all such Governmental Authorizations in all material respects; notwithstanding the forgoing, the Company’s individual shareholders who are qualified PRC residents shall comply with foreign investment registration requirements under the relevant laws and regulations;

(xiv) Subject to the Company’s individual shareholders who are qualified PRC residents complying with foreign investment registration requirements under the relevant laws and regulations, all dividends and other distributions declared and payable upon the equity interests in Baidu Online may under the current PRC Laws be paid to the Baidu Holdings in Renminbi that may be converted into U.S. dollars and freely transferred out of the PRC, and all such dividends and other distributions are not and, except as disclosed in the Prospectus, will not be subject to withholding or other taxes under the PRC Laws and, except as disclosed in the Prospectus, are otherwise free and clear of any other tax, withholding or deduction in the PRC, and without the necessity of obtaining any Governmental Authorization in the PRC;

(xv) The provision by Baidu Netcom of the links to websites (excluding the offshore news websites) that disseminate news over the Internet currently does not constitute the displaying news on the website or disseminating the news over the Internet which are governed by the Provisional Measures for Administrating Internet Websites Carrying on the News Displaying Business (2000), and does not require any Governmental Authorization in the PRC;

Exhibit 99.1

(xvi) Baidu Online’s Pay-for-Performance (“P4P”) service, as described in the Prospectus, is not classified as a form of advertising under the PRC Laws, and no Governmental Authorization is required for the Baidu Online to operate its P4P business;

(xvii) None of the Baidu Online or Baidu Netcom is entitled to any immunity from any legal proceedings or other legal process or from enforcement, execution or attachment in respect of their obligations in the transactions contemplated under any of the Restructuring Agreements;

(xviii) The statements in the Prospectus under “Regulation” to the extent such statements relate to matters of PRC Laws, are true and accurate in all material respects, and nothing material has been omitted from such statements which would make the same misleading in any material respect;

(xix) No registration or filings are currently required, and all recordings have been fulfilled, in order for each pledgee under each of the applicable Share Pledge Agreements to enjoy the first preemptive rights against any other secured or unsecured creditors of each pledgor under each applicable Share Pledge Agreement; no Governmental Authorizations are currently required in the PRC for the equity to be effectively pledged pursuant to each of the applicable Share Pledge Agreements;

(xx) The obligations undertaken by and the rights granted by each party to any of the Restructuring Agreements are legally permissible under PRC Laws;

(xxi) Each of the Restructuring Agreements does not (A) contravene any provision of applicable PRC Laws, (B) contravene the articles of association, business license or other constituent documents of Baidu Online or Baidu Netcom or (C) to the best or our knowledge after due and reasonable inquiries, conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any material license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument known to us and governed by PRC Laws to which Baidu Online or Baidu Netcom is a party or by which Baidu Online or Baidu Netcom is bound or to which any of the their properties or assets is subject, except for such conflict, breach, violation or default would not have a Material Adverse Effect;

(xxii) No Governmental Authorizations are required to be obtained for the performance by Baidu Online and Baidu Netcom of their obligations and the transactions contemplated under the Restructuring Agreements other than those already obtained; provided, however, any exercise by Baidu Online of its rights under the Option Agreement, will be subject to: (a) the approval of and/or

Exhibit 99.1

registration with the Government Agencies in the PRC for the resulting equity transfer; and (b) the exercise price for equity transfer under the Restructuring Agreements must comply with relevant PRC Laws, including the requirement that the exercise price for such equity transfer to reflect the appraised value at the time of exercise, as determined by an appraiser qualified to perform such appraisals.

This opinion relates to the PRC Laws in effect on the date hereof.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement and to the reference to our firm’s name under the sections of the Prospectus entitled “Enforceability of Civil Liabilities”, “Corporate Structure” “Regulation”, and “Legal Matters” included in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Exhibit 99.1

Schedule 1 Restructuring Agreements

1.	Amended and Restated Loan Agreement dated March 22, 2005 by and among Baidu Online, Yanhong Li and Yong Xu;

2.	Amended and Restated Option Agreement dated March 22, 2005 by and among Baidu Online, Baidu Netcom, Yanhong Li and Yong Xu;

3.	Exclusive Technical and Consulting Services Agreement dated March 22, 2005 by and between Baidu Online and Baidu Netcom;

4.	Amended and Restated Equity Pledge Agreement dated March 22, 2005 between Baidu Online, Yanhong Li and Yong Xu;

5.	Business Operating agreement dated March 22, 2005 by and among Baidu Online, Baidu Netcom, Yanhong Li and Yong Xu;

6.	Agreement on Exercising Shareholders’ Voting Rights by Proxy dated March 1, 2004 by and among Yanhong Li, Yong Xu, Baidu Netcom and Baidu Online;

7.	Power of Attorney dated March 22, 2005 issued by Yanhong Li;

8.	Power of Attorney dated March 22, 2005 issued by Yong Xu ;

9.	Commitment Letter dated March 22, 2005 issued by Zhansheng Wang;

10.	Commitment Letter dated March 22, 2005 issued by Hongbo Zhu;

11.	Business Cooperation Agreement dated March 22, 2005 by and between Baidu Online and Baidu Netcom;

12.	Software License Agreement dated March 22, 2005 by and between Baidu Online and the Baidu Netcom;

13.	Domain Name License Agreement by and between Baidu Online and Baidu Netcom dated March 1, 2004 and a Notice dated on April 27, 2004 and its Supplementary Agreement dated August 9, 2004;

14.	Trademark License Agreement by and between between Baidu Online and Baidu Netcom dated March 1, 2004 and its Supplementary Agreement dated August 9, 2004;

15.	Web Layout Copyright License Agreement by and between Baidu Online and Baidu Netcom dated March 1, 2004 and its Supplementary Agreement dated August 9, 2004.